UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GENERAL MOTORS COMPANY

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For Immediate Release: Tuesday, May 30, 2017

ISS AND GLASS LEWIS RECOMMEND THAT GM SHAREHOLDERS VOTE FOR ALL GM BOARD NOMINEES AND AGAINST THE GREENLIGHT PROPOSAL FOR THREE KEY REASONS

Greenlight’s Latest Letter Ignores Key Points and Advisory Services’ Analysis

DETROIT – GM today reminded shareholders that both ISS and Glass Lewis have recommended conclusively that GM shareholders vote the WHITE proxy card FOR ALL of the GM Board’s director nominees and AGAINST the Greenlight proposal for three key reasons:

•	GM’s Board and management are already driving transformational change and creating value for shareholders

•	The advisory services disagree with key Greenlight assumptions regarding the value creation potential of its proposal

•	Each advises that the Greenlight nominees are definitively linked to Greenlight’s high-risk proposal

In its latest letter, Greenlight attempts to mislead shareholders through its highly selective characterization of the ISS and Glass Lewis recommendations and continues to ignore these three essential points and the supporting analysis by both of the leading proxy advisory services:

1. GM’s Board and management are already driving transformational change and creating value for shareholders:

•	“Overall, we find that the Company has articulated a clear strategy to create shareholder value and has demonstrated progress executing this strategy.” (Glass Lewis Report, p. 16)

•	“It is…encouraging to hear GM’s directors explain the company’s strategy for repositioning itself to be viewed as a key player in the disruption of the auto sector, as opposed to a company being disrupted. To this end, the board is actively considering the addition of directors with tech backgrounds.” (ISS Report, p. 18)

•	“On an absolute basis, the Company generated positive total shareholder returns over every period reviewed in our analysis, with particularly favorable performance over the one-year and five-year periods. Notably, the Company generated a five-year total return of 56.5%, or approximately 9.4% on an annualized basis.” (Glass Lewis Report, p. 15)

•	“…the company has closed the performance gap relative to peers since Barra took over as CEO, while outperforming Ford, and…the market has not reacted positively to the dissident’s proposal.” (ISS Report, p. 16)

2. The advisory services disagree with key Greenlight assumptions regarding the value creation potential of its proposal:

•	“…the value creation is uncertain, and there has been no market endorsement (as GM share price remained flat after the proposal was made public).” (ISS Report, p. 18)

•	“The dissident argues that post-split, the capital appreciation stock would trade for the same forward multiple that GM shares trade for today. We question this assumption, as the stock narrative would continue to be the same…and the stock would offer no dividend yield support… As such, we considered it reasonable to assume that GM’s capital appreciation stock could trade below the current 5.5x NTM [next twelve months] P/E. (emphasis added).” (ISS Report, p. 18)

•	“If GM wants to avoid a higher yield on the dividend shares it would have to provide higher certainty of the dividend payments. However, if there is a solid commitment to dividend payments on the dividend shares the market could consider them to be preferred/quasi debt, which would increase GM’s perceived risk and negatively impact what investors are willing to pay for the capital appreciation shares.” (ISS Report, p. 19)

•	“…the market for the proposed dividend shares is largely untested and…the incumbent board raises valid concern that there may be a lack of institutional interest in a unique security of this nature and that the lack of established demand creates additional risk, including the potential for selling pressure from shareholders who do not wish to hold the dividend shares.” (Glass Lewis Report, p. 17)

3. Each advises that the Greenlight nominees are definitively linked to Greenlight’s high- risk proposal:

•	“Regarding Greenlight’s effort to appoint its board nominees, we note the Dissident presents little evidence to suggest their appointment is for reasons other than to progress its share separation proposal. In our view, Greenlight has not specifically justified the removal of [the Board’s] Nominees…” (Glass Lewis Report, p. 19)

•	“As such, considering that the dissident’s dual class share proposal does not warrant shareholder support, the dissident has not made a compelling case that change at the board level focusing on the implementation of its proposal is warranted.” (ISS Report, p. 19)

•	“In our view, Greenlight’s nomination of directors is primarily to encourage the entire GM board to more fully and fairly consider Greenlight’s proposal to separate GM shares.” (Glass Lewis Report, p. 14)

Both ISS and Glass Lewis’s analyses are consistent with our conclusion that Greenlight’s high-risk financial engineering experiment would reduce our flexibility and undermine our progress without generating any intrinsic value or operational growth in our business and would be detrimental to our shareholders. We continue to urge GM shareholders to protect the value of their investment by voting FOR ALL GM’s director nominees and AGAINST Greenlight’s high-risk proposal on the WHITE proxy card.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8964

Banks and Brokers Call Collect: (212) 750-5833

Shareholders Outside the U.S. and Canada Call: +1 (412) 232-3651

REMEMBER:

We urge you NOT to vote using any green card sent to you by

Greenlight, as doing so will revoke your vote on the WHITE proxy card.

Permission to use third-party quotes included herein neither sought nor obtained.

Forward Looking Statements: This document may include forward-looking statements. These statements are based on current expectations about possible future events and thus are inherently uncertain. Our actual results may differ materially from forward-looking statements due to a variety of factors, including: (1) our ability to deliver new products, services and experiences that attract new, and are desired by existing, customers and to effectively compete in autonomous, ride-sharing and transportation as a service; (2) sales of full-size pick-up trucks and SUVs, which may be affected by increases in the price of oil; (3) the volatility of global sales and operations; (4) aggressive competition, including the impact of new market entrants; (5) changes in, or the introduction of novel interpretations of, laws, regulations or policies particularly those relating to free trade agreements, tax rates and vehicle safety and any government actions that may affect the production, licensing, distribution, pricing, or selling of our products; (6) our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (7) compliance with laws and regulations applicable to our industry, including those regarding fuel economy and emissions; (8) costs and risks associated with litigation and government investigations; (9) compliance with the terms of the Deferred Prosecution Agreement; (10) our ability to maintain quality control over our vehicles and avoid recalls and the cost and effect on our reputation and products; (11) the ability of suppliers to deliver parts, systems and components without disruption and on schedule; (12) our dependence on our manufacturing facilities; (13) our ability to realize production efficiencies and cost reductions; (14) our ability to successfully restructure operations in various countries; (15) our ability to manage risks related to security breaches and other disruptions to vehicles, information technology networks and systems; (16) our ability to develop captive financing capability through GM Financial; (17) significant increases in pension expense or projected pension contributions; (18) significant changes in the economic, political, and regulatory environment, market conditions, and foreign currency exchange rates; and (19) uncertainties associated with the consummation of the sale of Opel/Vauxhall to the PSA Group, including satisfaction of the closing conditions. A further list and description of these risks, uncertainties and other factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our subsequent filings with the Securities and Exchange Commission. GM cautions readers not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements.

Important Additional Information Regarding Proxy Solicitation: General Motors Company (“GM”) has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for GM’s 2017 Annual Meeting. GM, its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of GM’s directors and executive officers and their respective interests in GM by security holdings or otherwise is set forth in the definitive proxy statement. Details concerning the nominees of GM’s Board of Directors for election at the 2017 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the definitive proxy statement and other relevant documents filed by GM free of charge from the SEC’s website, www.sec.gov. GM’s shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed by GM by directing a request by mail to GM Shareholder Relations at General Motors Company, Mail Code 482-C23-D24, 300 Renaissance Center, Detroit, Michigan 48265 or by email to shareholder.relations@gm.com, by calling GM’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-825-8964, or from the investors section of GM’s website, http://www.gm.com/investors.

General Motors Co. (NYSE: GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world’s largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:

David Barnas

Group Manager, Financial Communications

248- 918-8946

david.barnas@gm.com

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